Exhibit 99.14

Execution Copy

JOINDER AGREEMENT

This Joinder Agreement (“Agreement”) is made and entered into as of September 14, 2017 (the “Effective Date”), by the undersigned, Ryfold Limited, a company duly organized and existing under the laws of Jersey (“Ryfold”), in favor of the parties to the Framework Agreement (as defined below).

RECITALS

WHEREAS, Glencore AG, a company organized under the laws of Switzerland (“GAG”) owns all of the outstanding share capital of Givolon Limited (the “Givolon Shares”), a company duly organized under the laws of Jersey (“Givolon”);

WHEREAS, GAG and Givolon are parties to a Framework Agreement, dated as of the date hereof (the “Framework Agreement”), pursuant to which, and in order to facilitate the Financing contemplated thereby, among other things, GAG and Givolon have entered into the following agreements (as further described and as defined in the Framework Agreement) (i) an Initial SPA, pursuant to which on the Effective Date GAG has sold 27,500,000 shares of common stock, par value $0.01 per share (“Common Stock”) of Century Aluminum Company (the “Specified Shares”), to Givolon, (ii) a Voting Agreement pursuant to which, effective as of the Effective Date, Givolon has granted to GAG the irrevocable right and authority to vote and direct the voting of the Specified Shares, (iii) a Swap Agreement that provides for a stock settled total return swap pursuant to which GAG has economic exposure to, and the right to acquire, the Specified Shares (or an equivalent number of shares of Common Stock), and (iv) a Century Call Option Agreement pursuant to which GAG has the right to purchase the Specified Shares (or an equivalent number of shares of Common Stock) from Givolon;

WHEREAS, GAG proposes to sell and Ryfold has agreed to purchase the Givolon Shares;

WHEREAS, Ryfold has agreed to grant to GAG a call option pursuant which GAG would have the right to acquire the Givolon Shares;

WHEREAS, GAG requires, as a condition to its sale to Ryfold of the Givolon Shares, that Givolon becomes a party to the Framework Agreement;

WHEREAS, the Framework Agreement contemplates that GAG or any of its affiliates (each, a “GAG Affiliate”) may from time-to-time desire to transfer additional assets (“Additional Asset Transfer”) to Givolon or Givolon Affiliates (which may include direct and/or indirect transfers to Ryfold or one or more subsidiaries of Ryfold (each, a “Ryfold New Subsidiary”)) to be pledged to secure the Credit Facility (as defined in the Framework Agreement) or other credit facilities, the proceeds of which would be used by Givolon, Ryfold or such Ryfold New Subsidiaries to provide one or more credit facilities to GAG or GAG Affiliates; and

WHEREAS, as a condition for any Additional Asset Transfer involving any Ryfold New Subsidiary not then a party to the Framework Agreement, the Parties require that each such Ryfold New Subsidiary becomes a party to the Framework Agreement pursuant to a Joinder Agreement as of the effective date of any such Additional Asset Transfer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Ryfold hereby agrees as follows:

1.           Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Framework Agreement.

2.          Joinder. By executing and delivering this Agreement, the undersigned hereby:

a.           agrees that each of (i) the Share Purchase Agreement in the form attached as Exhibit A hereto (the “Givolon Shares SPA”), pursuant to which GAG will sell and Ryfold will purchase the Givolon Shares, and (ii) the Call Option Agreement in the form attached as Exhibit B hereto (the “Givolon Shares Call Option Agreement”), pursuant to which GAG will have the right to acquire the Givolon Shares, each to be entered into between Ryfold and GAG, shall be deemed to be an Implementing Agreement and an Implementing Document under the Framework Agreement;

b.           further acknowledges, and agrees and consents to the transactions contemplated by the Framework Agreement; and

c.           makes the representations and warranties set forth in Section 4 of the Framework Agreement, effective as of the Effective Date.

3.           Additional Obligations. Simultaneously with its execution and delivery of the Givolon Shares SPA, and as a condition to GAG’s obligation to execute and deliver and perform the Givolon Shares SPA, Ryfold shall deliver to GAG a duly executed Givolon Shares Call Option Agreement.

4.         Relationship to and Effect on Framework Agreement. Except as specifically provided herein, the Framework Agreement, as supplemented by this Agreement, shall continue in full force and effect in accordance with its terms. From and after the effectiveness of this Agreement, this Agreement together with the Framework Agreement shall be read as one and the same agreement and all references to the Framework Agreement therein or in any other agreement or document shall, from and after such effectiveness, be deemed to refer to the Framework Agreement as supplemented hereby.

5.           Additional Asset Transfers. In connection with each Additional Asset Transfer, the Parties shall procure that each party to the agreements providing for such Additional Asset Transfer (each, an “Additional Asset Transfer Agreement”), including each Ryfold New Subsidiary that is a subject thereof whether or not it is a signatory to any Additional Asset Transfer Agreement, executes and delivers to each Party to the Framework Agreement, as a condition to such Additional Asset Transfer, a joinder agreement in form and substance reasonably acceptable to each Party to the Framework Agreement, pursuant to which (i) the parties thereto acknowledge and agree that the Additional Asset Transfer Agreement and all related agreements are Implementing Agreements and Implementing Documents under the Framework Agreement, and (ii) any such party that is not then a party to the Framework Agreement becomes a party to the Framework Agreement as of the effective date of the applicable Additional Asset Transfer, (A) with rights and obligations corresponding to those applicable to GAG in the case where such party is a GAG Affiliate transferring additional assets, and (B) with rights and obligations corresponding to those applicable to Givolon in the case where such party is Ryfold New Subsidiary.

6.           Notices. Notices and other communications pursuant to Section 5 of the Framework Agreement must be sent to Ryfold at the following address (or at such other address as shall be specified in a notice given in accordance therewith):

Ryfold Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

7.           Other Terms. Sections 6, 9 through 11 and 13 through 15 of the Framework Agreement shall apply, mutatis mutandis, to the interpretation of this Agreement.

8.           Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Ryfold agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly will not argue to the contrary.

[Signature page follows.]

Accordingly, the undersigned has executed and delivered this Agreement as of the Effective Date.

RYFOLD LIMITED

By:	/s/ Brendan Dowling
Name: Brendan Dowling
Title: Director

AGREED AND ACKNOWLEDGED:

GLENCORE AG

By:	/s/ Stephan Huber
Name: Stephan Huber
Title: Officer

By:	/s/ Alicia Wright
Name: Alicia Wright
Title: Officer

GIVOLON LIMITED

By:	/s/ Brendan Dowling
Name: Brendan Dowling
Title: Director